Exhibit 99.1

Renewable Energy Group Reports

Second Quarter 2012 Financial Results

Key Achievements

•	43 million gallons produced, up 30% y/y

•	54 million gallons sold, up 63% y/y

•	$272 million revenue, up 39% y/y

•	$20 million operating income, down 12% y/y

•	$14 million net income compared to a net loss y/y

•	Adjusted EBITDA $26.5 million, up 3% y/y

•	Distribution expanded with new wholesale terminal locations in New Mexico , Ohio and California

Ames, IA, August 14, 2012 /Business Wire/—Renewable Energy Group, Inc. (NASDAQ:REGI) today announced its financial results for the quarter ended June 30, 2012.

Revenue for the second quarter was $271.9 million, an increase of 39% compared to revenues of $196.3 million for the same period in 2011. Second quarter 2012 adjusted EBITDA was $26.5 million, an increase of 3% compared to $25.8 million for the same period in 2011. The balance sheet remained strong with cash of $87.1 million at the close of the quarter, compared to $75.2 million at March 31, 2012.

“As expected, our growth continued in our second quarter of 2012,” said Daniel J. Oh, President and Chief Executive Officer of REG. “Our gallons sold rose significantly, as did revenue. We expanded our distribution capabilities, and progressed in planned upgrades to our fleet of biorefineries. We are optimistic about our strategic position, as we continue to execute our strategy of feedstock diversity and expand our domestic distribution footprint.”

Operating Highlights

REG produced 43 million gallons of biodiesel in the second quarter of 2012, compared to 33 million gallons in the same period in 2011. REG sold 54 million gallons of biodiesel in the second quarter, an increase of 63% compared to the same period in 2011, excluding tolled gallons. The year over year increase in gallons sold was primarily due to increased production capacity online and an increase in biodiesel demand compared to the same period in 2011 as petroleum-fuel refiners and importers sought to meet their renewable volume obligations to purchase biomass-based diesel under the Renewable Fuel Standard 2 (“RFS2”) program. RFS2 specifies the consumption of 1 billion gallons of biodiesel in 2012, compared to 800 million in 2011.

The company expanded its distribution capabilities by opening three terminals. In early June, the company announced new terminal capabilities at its partially-completed biorefinery in Clovis, New Mexico. Biodiesel sales from the Clovis terminal commenced in early July. Also in late June, the company announced a new terminal in Lebanon Ohio, which is in the southwest corner of the state serving Ohio, Indiana and Kentucky. The terminal is located adjacent to terminals owned by major diesel marketers, and enables efficient blending for local petroleum jobbers. In the later part of July, the company entered into an agreement with Maxum Petroleum to offer REG-9000® at its terminal in Long Beach, California with sales commencing in mid-August.

The company also benefited this quarter from an additional 50 million gallons of annual capacity becoming available in combination from both the Albert Lea facility, which was purchased in July 2011, and the completion of the third production line at the Seneca facility, which was initially brought online earlier this year.

Second Quarter 2012 Financial Results

Revenues for the second quarter were $271.9 million, a 39% increase compared to Q1 2011, due to an increase in gallons sold over the previous period, offset somewhat by lower per-gallon prices. Gallons sold in Q2 2012 increased 63% over Q2 2011 to 54.2 million gallons of biodiesel. Biodiesel demand improved compared to the same period in 2011 due to the increased requirements under RFS2. Biodiesel pricing declined, as lower prices for petroleum-based diesel and lower RIN prices caused a 12% year over year reduction in realized price per gallon.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and further adjusted for certain items identified below under “Adjusted EBITDA Reconciliation”, grew 3% year over year to $26.5 million. Adjusted EBITDA grew 109% from the $12.7 million generated in Q1 2012. Adjusted EBITDA was nearly flat year over year as strong volume growth was offset by lower biodiesel gross margins in the second quarter 2012.

The table below summarizes REG’s results for Q2 2012:

REG Q2 2012 Revenue and Adjusted EBITDA Summary (dollars and gallons in thousands except per gallon data)
	Q2 2012	Q2 2011	Y/Y Growth
Gallons sold	54,239	33,300	+63%
Revenues	$271,927	$196,312	+39%
Adjusted EBITDA	$26,452	$25,770	+3%
Adjusted EBITDA Margin	9.7%	13.1%

Balance Sheet and Liquidity

At June 30, 2012, REG had cash and cash equivalents of $87.1 million.

Inventories at June 30, 2012 were $58.6 million, a decrease of $19.0 million from March 31, 2012. The decrease in inventory was largely attributable to the recognition in Q2 of five million gallons of biodiesel production shipped in Q1 but not recognized, as disclosed in Q1 earnings release.

Adjusted EBITDA Reconciliation

REG presents Adjusted EBITDA because the company believes it assists investors in analyzing its performance across reporting periods on a consistent basis. In addition, REG uses Adjusted EBITDA to evaluate, assess and benchmark its financial performance on a consistent and comparable basis. REG excludes non-cash stock-based compensation and non-cash other income (expense) items because it does not believe that they are indicative of the company’s ongoing operating performance. REG’s measure of Adjusted EBITDA might be different than similar financial measures used by other companies. Non-GAAP metrics are not determined in accordance with GAAP and are not a substitute for or superior to financial measures determined in accordance with GAAP. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2012	2011	2012	2011
Net income	$14,433	$(948)	$28,450	$2,787
Adjustments:
Loss from equity investments	—	83	—	148
Income tax expense	4,471	—	5,834	—
Interest expense	1,059	1,751	2,112	3,459
Other income (expense), net	(28)	(200)	(65)	(474)
Change in fair value of Seneca Holdco liability	—	2,250	(349)	1,523
Change in fair value of preferred stock conversion feature embedded derivatives	—	19,645	(11,975)	17,088
Expense settled with stock issuance	—	—	1,898	—
Straight-line lease expense	(104)	618	(206)	1,416
Depreciation	2,069	1,705	4,095	3,394
Amortization	(206)	(124)	(345)	(254)
Non-cash stock compensation	4,758	990	9,722	1,980

Adjusted EBITDA	$26,452	$25,770	$39,171	$31,067

Second Quarter Conference Call

REG will sponsor a conference call to discuss results today at 4:30 p.m. EST/3:30 p.m. CST. Daniel J. Oh, President and Chief Executive Officer, and Chad Stone, Chief Financial Officer, will host the call.

Investors in the U.S. interested in participating in the live call should dial +1 (877) 810-3368 and enter passcode: 98129516. Those calling from outside the U.S. should dial +1 (760) 298-5082 and use the same passcode: 98129516. A telephone replay will be available approximately two hours after the call concludes through August 28, 2012 by dialing from the U.S. +1 (855) 859-2056, or from international locations +1 (404) 537-3406, and entering passcode: 98129516.

A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at http://investor.regi.com/. The webcast will be archived on the website for one year.

About Renewable Energy Group

Renewable Energy Group is the largest producer of biodiesel in the United States. Utilizing an integrated value chain model, Renewable Energy Group is focused on converting natural fats, oils and greases into advanced biofuels. With more than 210 million gallons of owned/operated annual production capacity at biorefineries across the country, REG is a proven biodiesel partner in the distillate marketplace.

For more than a decade, REG has been a reliable supplier of biodiesel which meets or exceeds ASTM quality specifications. We sell REG-9000® biodiesel to distributors so Americans can have cleaner burning fuels that help lessen our dependence on foreign oil. REG-9000 branded biodiesel is distributed in nearly every state in the U.S. For more information, please visit the company’s website at http://www.REGI.com.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding increased demand for biodiesel. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the effect of governmental programs on our business; government policymaking and mandates relating to renewable fuels; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; expected future financial performance; our liquidity and working capital requirements; availability of federal and state governmental tax credits and incentives; anticipated trends and challenges in our business and competition in the markets in which we operate; our ability to estimate our feedstock demands and biodiesel sales; our dependence on sales to a limited number of customers and distributors; technological obsolescence; our expectations regarding future expenses; our ability to successfully implement our acquisition strategy; and other risks and uncertainties described from time to time in REG’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements.

Contacts

Investor Relations: ICR, LLC Gary Dvorchak, CFA Senior Vice President +1 (310) 954-1123 Gary.Dvorchak@icrinc.com	Company: Renewable Energy Group Chad Stone Chief Financial Officer +1 (515) 239-8091 Chad.Stone@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
REVENUES:
Biodiesel sales	$271,035	$184,347	$453,815	$284,421
Biodiesel government incentives	815	11,926	6,202	16,266

	271,850	196,273	460,017	300,687
Services	77	39	157	60

	271,927	196,312	460,174	300,747

COSTS OF GOODS SOLD:
Biodiesel	240,899	165,895	412,035	262,084
Services	79	24	156	42

	240,978	165,919	412,191	262,126

GROSS PROFIT	30,949	30,393	47,983	38,621
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	11,014	7,812	23,976	14,090

INCOME FROM OPERATIONS	19,935	22,581	24,007	24,531

OTHER INCOME (EXPENSE), NET:
Change in fair value of preferred stock conversion feature embedded derivatives	—	(19,645)	11,975	(17,088)
Change in fair value of Seneca Holdco liability	—	(2,250)	349	(1,523)
Other income (expense), net	28	200	65	474
Interest expense	(1,059)	(1,751)	(2,112)	(3,459)

	(1,031)	(23,446)	10,277	(21,596)

INCOME (LOSS) BEFORE INCOME TAXES AND LOSS FROM EQUITY INVESTMENTS	18,904	(865)	34,284	2,935
INCOME TAX EXPENSE	(4,471)	—	(5,834)	—
LOSS FROM EQUITY INVESTMENTS	—	(83)	—	(148)

NET INCOME (LOSS)	14,433	(948)	28,450	2,787

EFFECTS OF RECAPITALIZATION	—	—	39,107	—
LESS - ACCRETION OF SERIES A PREFERRED STOCK TO REDEMPTION VALUE	—	(6,180)	(1,808)	(12,076)
LESS - CHANGE IN UNDISTRIBUTED DIVIDENDS ALLOCATED TO PREFERRED STOCKHOLDERS	628	(3,185)	(823)	(6,246)
LESS - DISTRIBUTED DIVDENDS TO PREFERRED STOCKHOLDERS	(1,470)	—	(1,470)	—
LESS - EFFECT OF PARTICIPATING PREFERRED STOCK	(1,337)	—	(8,952)	—
LESS - EFFECT OF PARTICIPATING SHARE-BASED AWARDS	(944)	—	(3,145)	—

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$11,310	$(10,313)	$51,359	$(15,535)

Net income (loss) per share attributable to common stockholders:
Basic	$0.39	$(0.78)	$1.91	$(1.17)

Diluted	$0.39	$(0.78)	$0.47	$(1.17)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	28,822,486	13,276,992	26,948,340	13,268,055

Diluted	28,822,486	13,276,992	32,869,382	13,268,055

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011

(IN THOUSANDS)

	June 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$87,050	$33,575
Total current assets	220,220	150,022
Property, plant and equipment (including variable interest entities)	232,589	232,223
Goodwill	84,864	84,864
TOTAL ASSETS	552,507	484,477
LIABILITIES AND EQUITY
Current maturities of notes payable (including variable interest entities)	27,918	8,473
Total current liabilities	76,491	59,862
Preferred stock embedded conversion feature derivatives	—	53,822
Seneca Holdco Liability, at fair value	—	11,903
Long term notes payable (including variable interest entities)	48,172	73,079
Total liabilities	141,750	216,092
Redeemable preferred stock - Series A	—	147,779
Redeemable preferred stock - Series B	83,165	—
Total stockholders’ equity	327,592	120,576
TOTAL LIABILITIES AND EQUITY	552,507	484,447

Selected Condensed Consolidated Balance Sheet Information (historical)

The preceding table describes our selected condensed consolidated balance sheet information as of June 30, 2012 and December 31, 2011 on a historical basis.